MANAGEMENT AGREEMENT

THIS AGREEMENT made as of the 1st day of October 2001, among WORDLOGIC COPRORATION, a corporation under the laws of Delaware having its principal business office at Suite 2400, 650 West Georgia Street, Vancouver, British Columbia V6B 4N7 (the “Company”), Street, Vancouver, British Columbia, Canada, MCC MERIDIAN CAPITAL CORP., a company incorporated under the laws of British Columbia, with an office at Suite 2400, 650 West Georgia Street, Vancouver, British Columbia V6B 4N7 (the “Management Company”) and FRANKLIN. R. EVANSHEN, businessman, of 3710 Southridge Place, West Vancouver, British Columbia, V7V 3H8, Canada (the “Management Company’s Designated Employee”).

WITNESSES THAT WHEREAS:

A. The Company is in the business of developing data entry software for personal digital assistants, cellular phones and other similar devices.

B. The Management Company desires to aid and assist the Company as a Management Company by providing certain financial, business development and strategic planning services to the Company and the Company desires to engage the Management Company for those purposes, on the terms and conditions of this Agreement.

C. The Management Company’s Designated Employee is an employee of the Management Company and is qualified to provide the services on behalf of the Management Company.

D. In consideration of and as a condition of the Company entering into this Agreement with the Management Company, the Management Company’s Designated Employee has agreed to be a party to this Agreement as hereinafter provided.

NOW THEREFORE in consideration of the premises and the covenants and agreements of the parties hereto as hereinafter set forth, the parties hereto covenant and agree as follows:

1. Engagement. The Company does hereby appoint and engage the Management Company as its Management Company and advisor with respect to the services referred to in Section 2 hereof, for the compensation and the term hereinafter set forth, and the Management Company hereby accepts such appointment and engagement by the Company, all upon and subject to the terms and conditions of this Agreement.

2. Services. During the Term, the Management Company agrees to provide to the Company in a good and faithful manner, using its best efforts and in a manner that will promote the interests of the Company, such advisory and consulting services (the “Services”) as the Company may request from time to time including, without limitation, those described in Schedule “A” attached hereto. The Company and the Management Company agree that in providing the Services, the Management Company shall be responsible to and shall report to board of directors of the Company or to such other person as board of directors of the Company shall from time to time designate (the “Representative”).

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3. Personnel. The Management Company agrees with the Company to cause the Services to be provided on behalf of the Management Company exclusively by the Management Company’s Designated Employee. The Company and the Management Company agree that in order to facilitate the Management Company’s Designated Employee in performing the Services on behalf of the Management Company, the Management Company’s Designated Employee shall use the title of Chief Executive Officer of the Company during the Term, but not thereafter.

4. Amount of Consulting Services. The Company agrees to call on the Management Company to provide the Services in any given period for no more than 75% of the normal working hours of an executive employee performing comparable functions, and the Management Company agrees to cause the Management Company’s Designated Employee to spend no more than 75% of the normal working hours of an executive employee performing comparable functions, providing the services of this Agreement, unless otherwise agreed to between the parties.

5. Limited Authority as Agent. The Management Company and the Management Company’s Designated Employee agree that neither of them may act as an agent of the Company except with the express prior written authority of the Company. Without limiting the generality of the foregoing, neither the Management Company nor the Management Company’s Designated Employee shall commit or be entitled to commit the Company to any obligation whatsoever nor shall they incur or be entitled to incur any debt or liability whatsoever on behalf of the Company, without in each case the express prior written authority of the Company. Any obligations, debts or liabilities incurred other than as aforesaid shall be exclusively for the account of the Management Company and the Management Company’s Designated Employee.

6. Term and Renewal. The Term shall commence on the date of this Agreement and automatically cease on the date that is twelve months after the date of this Agreement (such period or any extension thereof is referred to herein as the “Term”), unless earlier terminated as hereinafter provided or unless the parties have agreed to renew this Agreement. The Company and the Management Company may extend the Term on similar terms and conditions by further agreement in writing to that effect with the exception of the amount of the Fee to be paid to the Management Company which may be revised or increased at the sole discretion of the Company.

7. Termination by the Parties. The Management Company, the Management Company’s Designated Employee and the Company shall have the right to terminate this Agreement at any time without cause by giving to the other parties at least 30 days prior written notice of the effective date of such termination. The Company shall always have the right in lieu of the notice period to pay to the Management Company an amount equal to the amount of the Fee that would be earned by the Management Company during the notice period if the Management Company were to provide the Services during the notice period in accordance with this Agreement.

8. Probationary Period. The Company hereby engages the Management Company subject to a probationary period of 45 days. The Company shall review the Management Company’s performance on or before the expiry of the probationary period. Notwithstanding Sections 6 and 7, but in any event subject always to the minimum notice requirements, if applicable, stipulated by the Employment Standards Act of B.C. or equivalent legislation of any other jurisdiction that may apply to this Agreement, as the same may be amended from time to time, the Company may terminate this Agreement without any notice or payment in lieu of notice at any time on or before the expiry of the probationary period.

9. Termination with Cause. The Company shall always have the right to terminate this Agreement for just cause or any breach of this Agreement by the Management Company or the Management Company’s Designated Employee, without any prior notice or any payment to the Management Company.

10. Automatic Termination. This Agreement and the Term shall terminate automatically, without any prior notice or any payment to the Management Company, on the death or total disability of the Management Company’s Designated Employee.

11. No Damages for Termination. Neither the Management Company nor the Management Company’s Designated Employee shall, as a result of any termination of this Agreement or the Term, be entitled to any notice, payments or damages except:

a)	those (if any) specified in Sections 7, 8, 9 and 10 above, as applicable; and
b)	fees earned by the Management Company hereunder that are unpaid at the effective date of any termination, and expenses to which the Management Company is entitled to reimbursement hereunder as at the effective date of any termination.

12. Fee. Provided the Management Company renders the Services satisfactorily in accordance with this Agreement, and provided the Management Company and the Management Company’s Designated Employee are not in default under this Agreement, the Company agrees to pay to the Management Company for the Services rendered by the Management Company during the Term, a fee in the amount of $8,333.34 for each month of Services (or equivalent) provided, plus goods and services taxes (“GST”) (the “Fee”). The Management Company shall invoice the Company monthly for the Fee payable hereunder and the invoices shall otherwise be satisfactory in form, substance and detail to the Company acting reasonably.

13. Options. The Management Company’s Designated Employee shall be entitled to options to purchase 700,000 shares of the Company, which options shall vest monthly over a three-year period. The options herein shall be exercisable at the price or prices fixed from time to time by the Company as the exercise price for its senior officers.

14. Additional Fee. none.

15. Expenses. The Company agrees to pay or promptly reimburse the Management Company for the extraordinary travelling, entertainment, telephone and other expenses actually and properly incurred by the Management Company at the specific request of the Company in connection with the provision of the Services by the Management Company under this Agreement. Such payment of or reimbursement for expenses shall be subject to the Management Company keeping proper accounts and furnishing to the Company within 30 days after the date the expenses are incurred, all applicable statements, vouchers and other evidence of expense. In the event that it is necessary for the Management Company to incur an expense that exceeds the sum of $500.00 (the “Threshold Amount”) on behalf of the Company in connection with the rendering of the Services, the Management Company shall obtain the prior written approval of the Representative to such expense prior to incurring the expense.

16. Disclosure of Conflicts of Interest. During the Term, the Management Company shall promptly, fully and frankly disclose to the Company in writing:

a)	the nature and extent of any interest the Management Company or the Management
Company’s Designated Employee or any Affiliate or Associate of either of them has or may have, directly or indirectly, in any contract or transaction or proposed contract or transaction of or with the Company; and
b)	every office the Management Company or the Management Company’s Designated
Employee or any affiliate or associate of either of them may hold or acquire, and every property the Management Company or the Management Company’s Designated
Employee or any Affiliate or Associate of either of them may possess or acquire, whereby directly or indirectly a duty or interest might be created in conflict with the interests of the Company or the duties and obligations of the Management Company or the Management Company’s Designated Employee under this Agreement; and
c)	the nature and extent of any conflict referred to in subparagraph (b) above.

In this Agreement, the expressions “Affiliate” and “Associate” shall include all those persons and entities that are included within the definitions or meanings of “affiliate” and “associate” respectively as set forth in sections 1(1) and 1(2) of the Company Act of British Columbia as amended from time to time,

17. Avoidance of Conflicts of Interest. The Management Company and the Management Company’s Designated Employee acknowledge that it is the policy of the Company that all interests and conflicts of the sort described in Section 16 be avoided, and the Management Company agrees to comply with and to cause the Management Company’s Designated Employee to comply with all policies or directives of the Company from time to time regulating, restricting or prohibiting circumstances giving rise to interests or conflicts of the sort described in Section 16 above. During the Term, the Management Company and the Management Company’s Designated Employee shall not enter into any agreement, arrangement or understanding with any other person or entity that would in any way conflict or interfere with this Agreement or the duties and obligations of the Management Company or the Management Company’s Designated Employee under this Agreement or that would otherwise prevent the Management Company or the Management Company’s Designated Employee from performing the Services hereunder, and the Management Company and the Management Company’s Designated Employee hereby represent and warrant that neither the Management Company nor the Management Company’s Designated Employee nor any Affiliate or Associate of either of them has entered into any such agreement, arrangement or understanding.

18. Confidentiality. The Management Company and the Management Company’s Designated Employee understand and agree that in the performance of the Management

Company’s obligations under this Agreement, the Management Company and the Management Company’s Designated Employee may obtain knowledge of Confidential Information (as hereinafter defined) relating to the business or affairs of the Company or of any of its subsidiary or affiliated companies. The Management Company and the Management Company’s Designated Employee agree that neither of them shall, without the prior written consent of the Representative, either during the Term or at any time thereafter:

a)	use or disclose any Confidential Information outside of the Company (or any of its subsidiary or affiliated companies) or for any use or purpose other than those of the
Company (or any of its subsidiary or affiliated companies);
b)	publish any article with respect thereto; or
c)	except in providing the Services, remove or aid in the removal from the premises of the Company any Confidential Information or any property or material relating thereto.

In this Agreement, “Confidential Information” means any information or knowledge including, without limitation, any formula, pattern, design, system, program, device, software, plan, process, know how, research, discovery, strategy, method, idea, client list, marketing strategy, employee compensation, document, materials, records, copies, adaptations, or compilation of information that (i) relates to the business or affairs of the Company (or any of its subsidiary or affiliated companies), (ii) is private or confidential in that it is not generally known or available to the public, and (iii) gives or would give the Company (or any of its subsidiary or affiliated companies) an opportunity to obtain an advantage over competitors who do not know of or use it.

19. Non-Solicitation. The Management Company and the Management Company’s Designated Employee covenant and agree that during the Term and continuing for the period of 6 months following the termination of the Term or of this Agreement, the Management Company and the Management Company’s Designated Employee shall not directly or indirectly interfere with or endeavour to direct or entice away from the Company any client of the Company or to directly or indirectly solicit, interfere with, entice away or otherwise attempt to obtain the withdrawal of any of the Company’s employees or consultants.

20. Other Businesses Permitted. Subject to the other provisions of this Agreement, the Company acknowledges that the Management Company and the Management Company’s Designated Employee shall be free to engage in any other businesses and to hire staff and rent offices, at such times and places and in such manner as they may choose, provided same shall be for the sole account and expense of the Management Company and/or the Management Company’s Designated Employee and shall not result in any expense to the Company.

21. Compliance with Laws. All Services provided by the Management Company and the Management Company’s Designated Employee under this Agreement shall be in full compliance with the laws of British Columbia and other applicable laws and consistent with a high degree of business ethics.

22. Indemnity of Management Company. The Management Company and the Management Company’s Designated Employee shall indemnify and save harmless the Company against all costs, loss, expense or liability sustained or incurred in respect of the provision of the Consulting Services, including, without limitation, arising from:

a)	any breach of the Management Company’s obligation in Section 22; and
b)	any negligence, misconduct or fraud on the part of the Management Company in providing the Services.

23. Indemnity of Company. The Company shall indemnify and save harmless the Management Company against all costs, loss, expense or liability sustained or incurred in respect of the provision of the Services provided Section 23 does not apply, including, without limitation, arising from any lawsuit or action launched against the Management Company or the Management Company’s Designated Employee. The Company shall include the Management Company, the Management Company’s Designated Employee as an insured under its Directors and Officers insurance policy. This indemnity shall survive any termination of this Agreement.

24. Partial Invalidity If any provision of this Agreement shall for any reason be held to be excessively broad as to duration, scope, activity, subject matter or otherwise, such provision shall be construed by limiting and reducing it so as to be enforceable to the extent compatible with applicable law. If, notwithstanding the foregoing, any provision of this Agreement is to be held to be invalid or illegal, then such invalid, illegal provision shall be severable and severed from the other provisions of this Agreement and the Agreement shall remain to be construed as if such invalid, illegal provision had never been contained herein.

25. Waiver. Any waiver of any breach or default under this Agreement shall only be effective if in writing signed by the party against whom the waiver is sought to be enforced, and no waiver shall be implied by indulgence, delay or other act, omission or conduct. Any waiver shall only apply to the specific matter waived and only in the specific instance in which it is waived.

26. Governing Laws. This Agreement shall be governed by and interpreted in accordance with the laws of the Province of British Columbia.

27. No Assignment The Management Company acknowledges and agrees that:

a)	the Services contracted for under this Agreement are the personal services of the
Management Company to be provided on its behalf by the Management Company’s
Designated Employee;
b)	the Management Company may not delegate or subcontract for any of its duties or obligations under this Agreement except to the Management Company’s Designated
Employee as provided herein; and
c)	the rights and interests of the Management Company hereunder may not be sold, transferred, assigned, pledged or mortgaged.

28. Relationship. It is expressly acknowledged and agreed by the parties hereto that the only relationship of the Management Company to the Company created by this Agreement shall for all purposes be that of an independent contractor, and the Management Company’s Designated Employee shall for all purposes be an employee of the Management Company and not an employee of the Company, notwithstanding the designation of the Management Company’s Designated Employee as the Chief Executive Officer of the Company. The Management Company and the Management Company’s Designated Employee further acknowledge and agree that the Management Company and the Management Company’s Designated Employee will not be entitled to any compensation, remuneration or benefits from the Company in connection with the Management Company’s Designated Employee appointment as the Chief Executive Officer of the Company, or in connection with any other matter or thing contemplated by or done pursuant to this Agreement. The Management Company and/or the Management Company’s Designated Employee shall, at their own expense, pay all income taxes, unemployment insurance, Canada Pension Plan and Workers Compensation contributions, and all other taxes, charges and contributions levied as required by all competent governmental authority in respect of the monies paid to the Management Company under this Agreement. The Company shall have no obligation whatsoever to compensate or provide the Management Company and/or the Management Company’s Designated Employee with benefits in respect of:

a)

sickness or accident, whether or not resulting from the performance by the Management Company or Management Company’s Designated Employee of the obligations under this Agreement;

b)

retirement or pension; or

c)

any other benefits provided by the Company to any of its employees.

The Management Company and the Management Company’s Designated Employee shall indemnify and hold harmless the Company from and against all assessments, claims, liabilities, costs, expenses and damages that the Company may suffer or incur with respect to any such benefits.

29. Taxes. Based on the relationships of the parties as described in Section 26, the Management Company and the Management Company’s Designated Employee covenant and agree to pay and be responsible for all income taxes and all other taxes whatsoever now or hereafter payable in connection with any fee, remuneration or compensation provided under this Agreement or any compensation or benefits provided by the Management Company to the Management Company’s Designated Employee pursuant to their employment relationship. The Management Company and the Management Company’s Designated Employee shall indemnify and hold harmless the Company from all assessments, claims, demands, costs, expenses and liability that the Company may ever suffer or incur with respect to any such taxes.

30. Notices. Any notice or other communication under this Agreement or in connection herewith shall be in writing and shall be delivered or faxed to the Management Company, the Management Company’s Designated Employee or the Company at the addresses or fax numbers set out below. If the address, fax number or telephone numbers set out below shall change during the Term, the party shall promptly provide the new address, fax number or telephone number to the other parties:

If to the Company:

Wordlogic Corporation.

Suite 2400, 650 West Georgia Street Vancouver, British Columbia V6B 4N7

Fax : (604) 257-3512

If to the Management Company:

MCC Meridian Capital Corp. Suite 2400, 650 West Georgia Street Vancouver, British Columbia V6B 4N7

Fax : (604) 257-3512

If to the Management Company’s Designated Employee:

Franklin R. Evanshen 3710 Southridge Place

West Vancouver, British Columbia, V7V 3H8,

31. Interpretation . If the sense or context of this Agreement so requires, the singular shall be construed to include the plural and vice versa, and the neuter shall be construed to include the feminine or masculine or body politic or body corporate and vice versa. In this Agreement “herein”, “hereby”, “hereunder”, “hereof”, “hereto” and words of similar import, refer to this Agreement as a whole and not to any particular Section or part of this Agreement. The headings and captions of Sections of this Agreement are inserted for convenience of reference only and are not to be considered when interpreting this Agreement. Any covenants or agreements made by both the Management Company and the Management Company’s Designated Employee shall be joint and several covenants and agreements of such parties. All sums of money set forth in this Agreement are expressed in Canadian dollars.

32.	Time. Due to the time sensitive nature of the Company’s business, time is of the essence.
33.	Enurement. Subject to Section 30, this Agreement shall enure to the benefit and be binding on the respective heirs, executors, administrators, successors and assigns of the Company, the Management Company and the Management Company’s Designated Employee.

34.	Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Management Company and between the Company and the Management Company’s Designated Employee with respect to the subject matters hereof, and supersedes any previous communications, understandings and agreements between the Company and the Management Company or the Company and the Management Company’s Designated Employee regarding the subject matters hereof, whether written or oral. Except as otherwise provided in this Agreement, this Agreement may only be amended by further agreement in writing signed by the parties hereto.

IN WITNESS WHEREOF the parties have executed this Agreement with effect as of the day and year first above written.

WORDLOGIC CORPORATION
By:	/s/ T. Allen Rose

Name:	T. Allen Rose

Title:	CFO & Director

Date:	October 1, 2001

MCC MERIDAN CAPITAL CORP.
By:	/s/ F. Evanshen

Name:	F. Evanshen

Title:	President

Date:	October 1, 2001

/s/ Franklin R. Evanshen		/s/	Egle Bajaruniene

FRANKLIN R. EVANSHEN		Witness

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SCHEDULE “A”

DUTIES OF THE MANAGEMENT COMPANY

TITLE: CHIEF EXECUTIVE OFFICER

Summary: The Chief Executive Officer develops and provides leadership in the following areas: Funding, Business Development, Strategic Planning

Responsibilities:

·	General - Provide financial advice and expertise to the Company and other senior managers as required

-  Definition and implementation of corporate objectives, coordinate preparation of short and long term plans for the Company and identify key planning priorities

·  Funding

-  Seek funding sources

-  Prepare funding documents and proposals

-  Negotiate terms and rates on behalf of the Company

-  Increase exposure with analysts, fund managers, investment dealers and other investors

  Business Development
  - Identify and seek out new OEM sources
  - Identify and seek out new business opportunities
  - Negotiate terms and rates on behalf of the Company
  Strategic Planning
  - Develop models to evaluate effects of future funding and acquisitions on share value

-  Review financials of target acquisitions

-  Short-term / Long-term Strategic Planning

     - Prepare financial forecasts for existing and proposed operations Requirements:

  Corporate Finance Experience
  Business Development Experience
  Excellent Interpersonal Skills
  Strategic Planning and Process Thinking
  Excellent Verbal and Written Communication Skills

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RENEWAL AGREEMENT

THIS AGREEMENT made as of the 1st day of October 2002, among WORDLOGIC COPRORATION, a corporation under the laws of Delaware having its principal business office at Suite 2400, 650 West Georgia Street, Vancouver, British Columbia V6B 4N7 (“WordLogic”), Street, Vancouver, British Columbia, Canada, MCC MERIDIAN CAPITAL CORP., a company incorporated under the laws of British Columbia, with an office at Suite 2400, 650 West Georgia Street, Vancouver, British Columbia V6B 4N7 (“MCC”) and FRANKLIN. R. EVANSHEN, businessman, of 3710 Southridge Place, West Vancouver, British Columbia, V7V 3H8, Canada (the “MCC’s Designated Employee”).

WITNESSES THAT WHEREAS:

E. Pursuant to an agreement made between the WordLogic and MCC as of October 1, 2001
(the “Management Agreement”) MCC agreed to provide certain financial, business development and strategic planning services to WordLogic and WordLogic engaged MCC for those purposes, on the terms and conditions set out in the Management Agreement.
F. WordLogic, MCC and MCC’s Designated Employee wish to renew the term of the
Management Agreement for another 12 months under the same terms and conditions as the
Management Agreement except as set out herein.
G. In consideration of and as a condition of the Company entering into this Agreement with the Management Company, the Management Company’s Designated Employee has agreed to be a party to this Agreement as hereinafter provided.

NOW THEREFORE in consideration of the premises and the covenants and agreements of the parties hereto as hereinafter set forth, the parties hereto covenant and agree as follows:

1. Term. WordLogic and MCC will extend the Term of the Management Agreement for an additional twelve months.
2. Clause 13 entitled “Options” of the Management Agreement shall not be part of this
Renewal Agreement. The parties agree and accept modification and clarification of the terms from the original agreement as being fully performed upon a grant of stock options to the designated employee Franklin R. Evanshen of 700,000 options vesting over a three year period beginning April 1, 2003. 100,000 options are exercisable at US$0.30 and 600,000 options are exercisable at US$1.00.

IN WITNESS WHEREOF the parties have executed this Agreement with effect as of the day and year first above written.

WORDLOGIC CORPORATION
By:	/s/ T. Allen Rose

Name:	T. Allen Rose

Title:	CFO & Director

Date:	October 1, 2002

MCC MERIDAN CAPITAL CORP.
By:	/s/ F. Evanshen

Name:	F. Evanshen

Title:	President

Date:	October 1, 2002

/s/ Franklin R. Evanshen		/s/	Egle Bajaruniene

FRANKLIN R. EVANSHEN		Witness

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RENEWAL AGREEMENT

THIS AGREEMENT made as of the 1st day of October 2003, among WORDLOGIC COPRORATION, a corporation under the laws of Nevada having its principal business office at Suite 2400, 650 West Georgia Street, Vancouver, British Columbia V6B 4N7 (“WordLogic”), Street, Vancouver, British Columbia, Canada, MCC MERIDIAN CAPITAL CORP., a company incorporated under the laws of British Columbia, with an office at Suite 2400, 650 West Georgia Street, Vancouver, British Columbia V6B 4N7 (“MCC”) and FRANKLIN. R. EVANSHEN, businessman, of 3710 Southridge Place, West Vancouver, British Columbia, V7V 3H8, Canada (the “MCC’s Designated Employee”).

WITNESSES THAT WHEREAS:

H. Pursuant to an agreement made between the WordLogic and MCC as of October 1, 2001
(the “Management Agreement”) MCC agreed to provide certain financial, business development and strategic planning services to WordLogic and WordLogic engaged MCC for those purposes, on the terms and conditions set out in the Management Agreement.
I. WordLogic, MCC and MCC’s Designated Employee wish to renew the term of the
Management Agreement for another 12 months under the same terms and conditions as the
Management Agreement except as set out herein.
J. In consideration of and as a condition of the Company entering into this Agreement with the Management Company, the Management Company’s Designated Employee has agreed to be a party to this Agreement as hereinafter provided.

NOW THEREFORE in consideration of the premises and the covenants and agreements of the parties hereto as hereinafter set forth, the parties hereto covenant and agree as follows:

1. Term. WordLogic and MCC will extend the Term of the Management Agreement for an additional twelve months.

IN WITNESS WHEREOF the parties have executed this Agreement with effect as of the day and year first above written.

WORDLOGIC CORPORATION
By:	/s/ T. Allen Rose

Name:	T. Allen Rose

Title:	CFO & Director

Date:	October 1, 2003

MCC MERIDAN CAPITAL CORP.

By:	/s/ F. Evanshen

Name:	F. Evanshen

Title:	President

Date:	October 1, 2003

/s/ Franklin R. Evanshen			/s/	Egle Bajaruniene

FRANKLIN R. EVANSHEN			Witness

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